Exhibit 99.1

ICEWEB RETIRES LONG-TERM DEBT WITH SAND HILL FINANCE

STERLING, Va. – (PR NEWSWIRE) – September 8, 2010 – IceWEB™, Inc. (OTCBB:IWEB), www.iceweb.com, a leading provider of Unified Data Storage and building blocks for cloud storage networks, is pleased to announce that today Sand Hill Finance agreed to convert IceWEB’s entire long-term debt at $0.36338 per share, a 37% premium to the current stock price of $0.265 per share.

In exchange for three million shares of IceWEB common stock, Sand Hill has agreed to retire $1,090,136 of its convertible debenture, which was accruing interest at an annual rate of 18%.

Sand Hill Finance is proud to have been a source of capital for IceWeb’s early stage growth”, state’s Sand Hill Finance’s President, Mark Cameron.  “We now believe this is an opportune time to convert a significant part of our debt and are very pleased with the price we were able to receive in the conversion.  With the recent acquisition of 3Par and the increasing investor interest in the data storage market, our management team saw this as a great opportunity and an excellent time for us to take an equity position in the Company.”

Mark Lucky, IceWEB’s Chief Financial Officer added, “The retirement of this debt under these circumstances means that we have been able to reduce our total liabilities by more than $1,000,000 during the last fiscal year, as we continue take steps to strengthen our balance sheet. This transaction demonstrates the confidence that Sand Hill Finance has in our performance to-date and our plans moving forward.  The decrease in our debt service will allow us to expend our resources on growing the business, and this significantly enhances the Company’s financial position moving forward.  Sand Hill Finance has been a great partner and we appreciate their support and vote of confidence.”

About Sand Hill Finance.

Sand Hill Finance specializes in accounts receivables financing and factoring solutions to emerging growth companies, primarily serving the information technology, software and the biomedical industries.  For more information, please visit www.sandhillfinance.com.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets data storage products.  For more information, please visit www.IceWEB.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended,  or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

IceWEB, Inc.

Investor Relations, 571.287.2400

investor@iceweb.com

or

Stephen D. Axelrod, CFA, 212.370.4500

steve@wolfeaxelrod.com

Wolfe Axelrod Weinberger Associates, LLC.